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                                                                    EXHIBIT 10.9



                                  OFFER LETTER



                                                     February 16, 1999



Mr. Robert Spinner
50 Lupine Place
Alamo, CA 94507


Dear Bob:

      On behalf of Extensity, ("Extensity" or the "Company") and its Board of Directors, I am pleased to offer you employment on the terms and conditions stated in this letter. Extensity is offering you the position of President and Chief Executive Officer, working out of the Company's headquarters in Emeryville, California. Assuming that you accept the terms of employment described in this letter, you would also become a member of the Board of Directors of Extensity. Subject to fulfillment of the conditions imposed by this letter agreement, you will start in this new position on April 1, 1999 (the "Start Date").

      You will be paid a monthly salary of $25,000.00, which is equivalent to $300,000.00 on an annualized basis. Your salary will be payable according to regular payroll policy.

      You will also be eligible for a $100,000 performance bonus payable in 2 installments on September 30, 1999 and March 31, 2000, subject to meeting objectives mutually agreed to by yourself and the Board. These objectives will be set within 60 days after your start date. After the first year, the amount of your salary and bonus eligibility and the relevant bonus objectives will be determined by the Board of Directors. Your total salary and target bonus amount will not be reduced after the first year.

      On your Start Date, the Board of Directors will grant you an incentive stock option (the First Option) to purchase 1,188,764 shares (7.5%) of the Company's Common Stock at a purchase price equal to the fair market value on the date of the grant (the fair market value of the most recent option grants was $0.33). Your right to the shares will be subject to vesting over a four-year period, with 12.5% vesting on September 1, 1999, and the balance vesting in equal monthly installments over the subsequent 42 months, assuming continued employment. At your election, you can purchase all of these shares up-front subject to the right of the company to repurchase any unvested shares at cost in the event of termination of your employment.



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Mr. Robert Spinner
February 16, 1999
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      In addition, on your Start Date, the Board will grant you an option
(Special Option) to purchase up to 77,306 shares (.5%) of Common Stock of the Company. This Special Option shall vest in full seven (7) years from your Start Date, provided that if the company achieves in your first year the objectives to be mutually agreed between you and the Board, then the vesting of the Special Option will become the same as the four year vesting schedule defined in the preceding paragraph (with vesting based on continuous employment over four (4) years). The Board of Directors will be solely responsible for determining whether these criteria have been met. This Special Option shall also be an incentive stock and have the same exercise price as the First Option.

      Involuntary termination without cause or constructive termination. In the event the Company terminates your employment involuntarily (other than for cause, as defined herein), or if your employment is constructively terminated (as defined herein), then you will be entitled to receive, as severance, six months continuation of salary (and, in addition, if the termination is in the first six (6) months of your employment, you will be entitled to 1/48 vesting of your First Option for each month of employment through the termination date, notwithstanding the six month vesting cliff otherwise applicable). For the purposes hereof, the following definitions shall apply: "Cause" shall mean habitual failure to report to work or repeated failure to use best efforts to follow the directives of the Board of Directors, intoxication on the job, sexual harassment, material violation of the Company's confidential and proprietary information protection policies or other material breach of fiduciary duties to the Company, conviction of a felony, or other malevolent action materially impugning your or the Company's reputation. "Constructive termination" shall mean that, without your consent, you shall no longer serve as Chief Executive Officer of the Company reporting to the Board of Directors, or your duties shall cease to be commensurate with such position.

      Involuntary termination without cause or constructive termination following a change in control. In the event that within one year following any change in control of the Company, (1) the Company terminates your employment involuntarily (other than for cause, as defined above) or (2) your employment is constructively terminated (as defined herein) or (3) you are forced to move to a location greater than 50 miles from your current location or (4) your total compensation is reduced, then you will be entitled to receive, as severance, additional vesting of one half of the portion of your First Option which is otherwise unvested on the date of termination (and one-half of the portion of your Special Option which is otherwise unvested on the date of termination if the first year objectives shall have been met). For the purposes hereof, a change in control shall mean the sale of the Company, by means of share sale, merger or sale of assets, to another operating entity, unless the shareholders of the Company prior to the transaction retain following the transaction, directly or indirectly, more than 50% of the entity

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Mr. Robert Spinner
February 16, 1999
Page 3



surviving to the Company's business. For the purposes hereof, constructive termination shall mean a change in your position with the Company without your consent such that you no longer hold the same position as you held within the Company prior to the change in control.

      Other Termination. If the Company shall terminate your employment for cause (as defined above), you shall be entitled to no severance or other continuing remuneration from the Company.

      Extensity will provide you with standard medical and dental benefits according to the Company's current policies. You will be entitled to three weeks' paid vacation per year.

      Your employment with Extensity, should you accept this offer, will not be for any specific term and may be terminated at any time, with or without cause and with or without notice, by you or by the Company for any reason. Any contrary representations or agreements which may have been made to you are superseded by this offer. The at-will nature of your employment described in this offer letter shall constitute the entire agreement between you and Extensity concerning the duration of your employment and the circumstances under which either you or the Company may terminate the employment relationship. No person affiliated with Extensity has the authority to enter into any oral agreement that changes the at-will status of employment with the Company. The at-will term of your employment with the Company can only be changed in a writing signed by you and the Chairperson of the Company's Board of Directors which expressly states the intention to modify the at-will term of your employment. By signing below and accepting this offer, you acknowledge and agree that length of employment, promotions, positive performance reviews, pay increases, bonuses, increases in job duties or responsibilities and other changes during employment will not change the at will term of your employment with Extensity and will not create any implied contract requiring cause for termination of employment.

      Your employment pursuant to this offer is contingent upon your executing the enclosed Proprietary Information and Inventions Agreement and upon your providing the Company with the legally-required proof of your identity and authorization to work in the United States.

      As an employee of Extensity, you will be required to comply with all Company policies and procedures. In particular, you will be required to familiarize yourself with and to comply with Extensity's policy prohibiting unlawful harassment and

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Mr. Robert Spinner
February 16, 1999
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discrimination and the policy concerning drugs and alcohol. Violations of these policies may lead to immediate termination of employment.

      If you wish to accept this offer, please sign below and return the fully executed letter to us, along with the executed Proprietary Information and Inventions Agreement. You should keep one copy of this letter for your own records. This offer, if not accepted, will expire on February 20, 1999.

      We are looking forward to having you join us at Extensity. If you have any questions, please call me at 650-233-3387.

                                    Very truly yours,

                                    EXTENSITY



                                    By:_________________________________________
                                    Ted Schlein
                                    For the Board of Directors


I have read and accept this employment offer.

Dated:__________________________    ____________________________________________
                                    Robert Spinner